CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Linde Retirement Savings Plan

EXHIBIT 23.01

We consent to the incorporation by reference in Registration Statement No. 333-228083 of Linde plc on Form S-8 of our report dated June 25, 2021, appearing in this Annual Report on Form 11-K of the Linde Retirement Savings Plan (formerly the Praxair Retirement Savings Plan) as of December 31, 2020 and 2019 and for the year ended December 31, 2020.

/s/ CohnReznick LLP
Hartford, Connecticut
June 25, 2021